SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934 (Amendment No. )*

Orla Mining Ltd.

(Name of Issuer)

Common Shares

(Title of Class of Securities)

68634K106

(CUSIP Number)

May 12, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒  Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68634K106		13G

1	Names of Reporting Persons V. Prem Watsa

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Canadian

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 31,108,650

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 31,108,650

9	Aggregate Amount Beneficially Owned by Each Reporting Person 31,108,650

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9%

12	Type of Reporting Person IN

CUSIP No. 68634K106		13G

1	Names of Reporting Persons The Second 810 Holdco Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 31,108,650

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 31,108,650

9	Aggregate Amount Beneficially Owned by Each Reporting Person 31,108,650

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons The Second 1109 Holdco Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 31,108,650

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 31,108,650

9	Aggregate Amount Beneficially Owned by Each Reporting Person 31,108,650

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons The Sixty Two Investment Company Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization British Columbia

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 31,108,650

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 31,108,650

9	Aggregate Amount Beneficially Owned by Each Reporting Person 31,108,650

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons 12002574 Canada Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 31,108,650

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 31,108,650

9	Aggregate Amount Beneficially Owned by Each Reporting Person 31,108,650

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Fairfax Financial Holdings Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 31,108,650

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 31,108,650

9	Aggregate Amount Beneficially Owned by Each Reporting Person 31,108,650

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons FFHL Group Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 23,692,050

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,692,050

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,692,050

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 7.6%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Fairfax (US) Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 17,262,871

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,262,871

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,262,871

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 5.5%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Odyssey US Holdings Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 8,943,573

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 8,943,573

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,943,573

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.9%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Odyssey Group Holdings, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 8,943,573

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 8,943,573

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,943,573

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.9%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Odyssey Reinsurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 8,943,573

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 8,943,573

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,943,573

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.9%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Crum & Forster Holdings Corp.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,336,098

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,336,098

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,336,098

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.0%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons United States Fire Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,336,098

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,336,098

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,336,098

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.0%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons ZENITH NATIONAL INSURANCE CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,983,200

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,983,200

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,983,200

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.6%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Zenith Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,983,200

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,983,200

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,983,200

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.6%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Northbridge Financial Corporation

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,429,179

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,429,179

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,429,179

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.0%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Federated Insurance Company of Canada

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,610,475

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,610,475

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,610,475

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.5%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Northbridge General Insurance Corporation

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 4,818,704

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 4,818,704

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,818,704

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons CRC Reinsurance Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,250,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,250,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,250,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons 1102952 B.C. Unlimited Liability Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization British Columbia

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,166,600

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,166,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,166,600

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.0%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Allied World Assurance Company Holdings, Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,166,600

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,166,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,166,600

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.0%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Allied World Assurance Company Holdings I, Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,166,600

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,166,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,166,600

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.0%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Allied World Assurance Company, Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,166,600

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,166,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,166,600

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.0%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Allied World Assurance Holdings (Ireland) Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,166,600

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,166,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,166,600

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.0%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Allied World Assurance Holdings (U.S.) Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,166,600

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,166,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,166,600

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.0%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Allied World Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization NEW HAMPSHIRE

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 4,500,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 4,500,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,500,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 1.4%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Allied World Assurance Company (U.S.) Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 2,500,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,500,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.8%

12	Type of Reporting Person CO

CUSIP No. 68634K106		13G

1	Names of Reporting Persons Allied World National Assurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization NEW HAMPSHIRE

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,666,600

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,666,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,666,600

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.5%

12	Type of Reporting Person CO

Item 1(a). Name of Issuer:

Orla Mining Ltd. (“Orla Mining”)

Item 1(b). Address of Issuer’s Principal Executive Offices:

1075 West Georgia Street, Suite 1010, Vancouver, British Columbia, Canada V6E 3C9

Item 2(a). Name of Person Filing:

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.	V. Prem Watsa, an individual;
2.	The Second 810 Holdco Ltd. (“810 Holdco”), a corporation incorporated under the laws of Canada;
3.	The Second 1109 Holdco Ltd. (“Holdco”), a corporation incorporated under the laws of Canada;
4.	The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia;
5.	12002574 Canada Inc. (“12002574”), a corporation incorporated under the laws of Canada;
6.	Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada;
7.	FFHL Group Ltd. (“FFHL Group”), a corporation incorporated under the laws of Canada;
8.	Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware;
9.	Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware;
10.	Odyssey Group Holdings, Inc. (“Odyssey Group”), a corporation incorporated under the laws of Delaware;
11.	Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut;
12.	Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware;
13.	United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware;
14.	Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware;
15.	Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California;
16.	Northbridge Financial Corporation (“Northbridge Financial”), a corporation incorporated under the laws of Canada;
17.	Federated Insurance Company of Canada (“Federated”), a corporation incorporated under the laws of Canada;
18.	Northbridge General Insurance Corporation (“NGIC”), a corporation incorporated under the laws of Canada
19.	CRC Reinsurance Limited (“CRC”), a corporation incorporated under the laws of the Barbados;
20.	1102952 B.C. Unlimited Liability Company (“1102952”), a corporation incorporated under the laws of British Columbia;
21.	Allied World Assurance Company Holdings, Ltd. (“Allied Holdings”), a corporation incorporated under the laws of Bermuda;
22.	Allied World Assurance Company Holdings I, Ltd (“Allied Holdings I”), a corporation incorporated under the laws of Bermuda;
23.	Allied World Assurance Company, Ltd (“Allied Assurance”), a corporation incorporated under the laws of Bermuda;
24.	Allied World Assurance Holdings (Ireland) Ltd (“Allied Ireland”), a corporation incorporated under the laws of Bermuda;
25.	Allied World Assurance Holdings (U.S.) Inc. (“Allied U.S.”), a corporation incorporated under the laws of Delaware;
26.	Allied World Insurance Company (“Allied Insurance”), a corporation incorporated under the laws of New Hampshire
27.	Allied World Assurance Company (U.S.) Inc. (“Allied Assurance U.S.”), a corporation incorporated under the laws of Delaware; and
28.	Allied World National Assurance Company (“Allied National”), a corporation incorporated under the laws of New Hampshire.

Item 2(b). Address of Principal Business Office:

The addresses of the Reporting Persons are as follows:

1.	Mr. Watsa’s principal business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7;
2.	The principal business address and principal office address of 810 Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7;
3.	The principal business address and principal office address of Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7;
4.	The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada V6C 3L2;
5.	The principal business address and principal office address of 12002574 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7;
6.	The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7;
7.	The principal business address and principal office address of FFHL Group is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7;
8.	The principal business address and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas, USA 75067;
9.	The principal business address and principal office address of Odyssey is 1209 Orange Street, Wilmington, Delaware, USA 19801;
10.	The principal business address and principal office address of Odyssey Group is 300 First Stamford Place, Stamford, Connecticut, USA 06902;
11.	The principal business address and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut, USA 06902;
12.	The principal business address and principal office address of Crum & Forster is 1209 Orange Street, Wilmington, Delaware, USA 19801;
13.	The principal business address and principal office address of US Fire is 1209 Orange Street, Wilmington, Delaware, USA 19801;
14.	The principal business address and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California, USA 91367-5021;
15.	The principal business address and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California, USA 91367-5021;
16.	The principal business address and principal office address of Northbridge Financial is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada M5H 1P9;
17.	The principal business address and principal office address of Federated is 55 Standish Court, Suite 300, Mississauga, Ontario, Canada L5R 4B2;
18.	The principal business address and principal office address of NGIC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada M5H 1P9;
19.	The principal business address and principal office address of CRC is #12 Pine Commercial, The Pine, St Michael, Barbados BB11103;
20.	The principal business address and principal office address of 1102952 is 1600-925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2;
21.	The principal business address and principal office address of Allied Holdings is 27 Richmond Road, Pembroke, Bermuda HM 08;
22.	The principal business address and principal office address of Allied Holdings I is 27 Richmond Road, Pembroke, Bermuda HM 08;
23.	The principal business address and principal office address of Allied Assurance is 27 Richmond Road, Pembroke, Bermuda HM 08;
24.	The principal business address and principal office address of Allied Ireland is 27 Richmond Road, Pembroke, Bermuda HM 08;
25.	The principal business address and principal office address of Allied U.S. is 1209 Orange Street, Wilmington, Delaware, USA 19801;
26.	The principal business address and principal office address of Allied Insurance is 10 Ferry Street, Suite 313, Concord, New Hampshire, USA 03301;
27.	The principal business address and principal office address of Allied Assurance U.S. is 251 Little Falls Drive, Wilmington, Delaware, USA 19808; and
28.	The principal business address and principal office address of Allied National is 10 Ferry Street, Suite 313, Concord, New Hampshire, USA 03301.

Item 2(c). Citizenship:

V. Prem Watsa is a citizen of Canada.

Item 2(d). Title of Class of Securities:

Common Shares

Item 2(e). CUSIP Number:

68634K106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)  ☐ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)  ☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)   ☐ Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)   ☐ An Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)   ☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)   ☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)  ☐ A parent holding company or control person, in accordance with §240.13d-1(b)(1)(ii)(G);

(h)   ☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)    ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)    ☐ A non-US institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)   ☐ Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4. Ownership.

The aggregate number and percentage of common shares of Orla Mining (“Shares”) that are beneficially owned by each of the Reporting Persons are set forth in rows 9 and 11 of the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in rows 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by any of the Reporting Persons that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 5. Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

See attached Exhibit No. 1.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	V. Prem Watsa

	By:	/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	The Second 810 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	The Second 1109 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	12002574 Canada Inc.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Fairfax Financial Holdings Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	President and Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	FFHL Group Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Fairfax (US) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Odyssey US Holdings Inc

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Odyssey Group Holdings, Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Odyssey Reinsurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Crum & Forster Holdings Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	United States Fire Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Zenith National Insurance Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Zenith Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Northbridge Financial Corporation

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Federated Insurance Company of Canada

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Northbridge General Insurance Corporation

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	CRC Reinsurance Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	1102952 B.C. Unlimited Liability Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Allied World Assurance Company Holdings, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Allied World Assurance Company Holdings I, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Allied World Assurance Company, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Allied World Assurance Holdings (Ireland) Ltd.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Allied World Assurance Holdings (U.S.) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Allied World Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Allied World Assurance Company (U.S.) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2023	Allied World National Assurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
1	Members of filing group
2	Joint Filing Agreement dated as of December 5, 2023 among the Reporting Persons.
3	Power of attorney, dated March 9, 2020 (incorporated by reference to Exhibit 8 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on March 9, 2020)
4	Power of attorney, dated June 14, 2021 (incorporated by reference to Exhibit 5 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on June 14, 2021)